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[PEAT MARWICK LLP LETTERHEAD]





The Board of Directors
Nash Finch Company:

We consent to incorporation by reference in the registration statement on Form S-8 of Nash Finch Company of our reports dated March 3, 1995, relating to the consolidated balance sheets of Nash Finch Company and subsidiaries as of December 31, 1994 and January 1, 1994, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, and the related consolidated financial statement schedule, which reports are included or incorporated by reference in the December 31, 1994, annual report on Form 10-K of Nash Finch Company.


                                                  KPMG Peat Marwick LLP



Minneapolis, Minnesota
November 15, 1995